Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Offering Statement on Form 1-A of our report dated December 28, 2020, which includes an explanatory paragraph relating to Company’s ability to continue as a going concern, relating to the consolidated financial statements of Novea, Inc. which comprise the consolidated balance sheets as of June 30, 2020 and 2019 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

/s/ WSRP, LLC

Salt Lake City, Utah

March 12, 2021